Exhibit 99.55

AGREEMENT REGARDING RIGHT OF FIRST OFFER

THIS AGREEMENT REGARDING RIGHT OF FIRST OFFER (this “Agreement”), dated as of December 17, 2012, is entered into among Sprint Holdco, LLC, a Delaware limited liability company (“Sprint Holdco”), Sprint Nextel Corporation, a Kansas corporation (“Sprint”) (solely for purposes of Section 3 and 8(s) hereof), and the Persons named on Schedule A hereto (each is referred to as a “Stockholder” and collectively as the “Stockholders”), solely in their respective individual capacities as stockholders of Clearwire Corporation, a Delaware corporation (the “Company”), and equityholders of Clearwire Communications, LLC, a Delaware limited liability company (“Clearwire Communications”), as applicable.

W I T N E S S E T H:

WHEREAS, the Company, Sprint and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Acquisition Corp.”), are parties to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, whereby Acquisition Corp. will be merged with and into the Company (the “Merger”) with the Company surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholders, the Company and Sprint Holdco are parties to that certain Equityholders’ Agreement, dated as of November 28, 2008, as amended (the “Equityholders’ Agreement”);

WHEREAS, each Stockholder is the sole beneficial owner and holds sole voting power of the shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”) and Class B Units of Clearwire Communications, set forth opposite such Stockholder’s name on Schedule A attached hereto (all of the shares of Company Common Stock owned by the Stockholders as of the date hereof being hereinafter referred to as the “Existing Company Shares” and, together with any shares of Company Common Stock or other voting capital stock of the Company and any voting securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that the Stockholder has or acquires ownership of on or after the date hereof, as the “Company Shares”); and

WHEREAS, as a condition and inducement to the willingness of Sprint to enter into the Merger Agreement and the Stockholders entering into the Voting and Support Agreement, the Stockholders and Sprint Holdco desire to enter into this Agreement regarding, among other things, the sale by each Stockholder of all of the Company Shares owned by it to Sprint Holdco in the circumstances, and on the terms and conditions, set forth herein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1. Capitalized Terms. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Representations and Warranties of the Stockholders. Each Stockholder (severally and not jointly) hereby represents and warrants, severally as to such Stockholder and not jointly, to Sprint Holdco as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate or other entity power and authority to execute and deliver this Agreement, and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. No other corporate or other entity actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against Sprint Holdco, Sprint and the other Stockholders, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) Ownership. As of the date hereof, (i) Schedule A attached hereto sets forth the Existing Company Shares beneficially owned by such Stockholder, and (ii) such Existing Company Shares constitute all of the shares of Company Common Stock beneficially owned by such Stockholder. Except as set forth on Schedule B (the agreements set forth on Schedule B, the “Equityholder Related Agreements”), there are no existing agreements or arrangements between such Stockholder or any of its affiliates (other than the Company), on one hand, and any other Stockholder or any of its Subsidiaries, on the other hand, relating to the Existing Company Shares beneficially owned by such Stockholder or any of its affiliates (other than the Company) that would, either individually or in the aggregate, prevent, delay or impair the ability of such Stockholder to perform its obligations hereunder and to consummate the transactions contemplated hereby on a timely basis. Subject to Sections 5(a), 7(a) and 7(q), such Stockholder has and will have at all times, directly or indirectly, through the Term, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Company Shares beneficially owned by such Stockholder at any closing of any Sale (as defined below), with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws, the terms of this Agreement and any Equityholder Related Agreements. Subject to Sections 5(a), 7(a) and 7(q), such Stockholder has and, until consummation of any Sale, will have, good and marketable title to the Company Shares owned by such Stockholder, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever (“Liens”), except for Liens expressly provided in any of the Equityholder Related Agreements or this Agreement.

(c) No Violation. Subject to Section 2(d), the execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law (as defined in the Equityholders’ Agreement) applicable to such Stockholder or by which any of its assets or properties is bound, (ii) conflict with any certificate of incorporation, bylaws or other organizational documents of such Stockholder or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of, or result in the creation of any Lien on, the Existing Company Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of the Existing Company Shares owned by such Stockholder is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing (other than filings under the Securities Exchange Act of 1934, as amended) with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; provided that such Stockholder makes no representation or warranty in this Section 2(d) or in Section 2(c)(i) with respect to the consummation of the transactions contemplated by Section 4 or the performance of its obligations under this Agreement in connection therewith.

(e) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Entity that would impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Sprint Holdco. Such Stockholder understands, acknowledges and agrees that Sprint is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other matters specified therein.

3. Representations and Warranties of Sprint Holdco. Each of Sprint and Sprint Holdco (severally and not jointly) hereby represents and warrants, severally as to itself and not jointly, to each Stockholder as follows:

(a) Authorization; Validity of Agreement; Necessary Action. It (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the limited liability company or corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. No other actions or proceedings on its part are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against the Stockholders, this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) No Violation. Except as set forth in the exceptions to the representations and warranties contained in Section 3.3 of the Merger Agreement, its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to it or by which any of its assets or properties is bound, (ii) conflict with its organizational documents or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) Consents and Approvals. Except as set forth in the exceptions to the representations and warranties contained in Section 3.3 of the Merger Agreement, its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, require it to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; provided that it makes no representation or warranty in this Section 3(c) or in Section 3(b)(i) with respect to the consummation of the transactions contemplated by Section 4 or the performance of its obligations under this Agreement in connection therewith.

(d) Reliance by Stockholders. It understands, acknowledges and agrees that each Stockholder is entering into the Voting and Support Agreement in reliance upon its execution and delivery of this Agreement.

4. Right of First Offer upon Termination of Merger Agreement. If (a) the Merger Agreement is terminated in accordance with its terms pursuant to Section 6.1(b)(iii) of the

Merger Agreement, and (b) either (i) the Effective Time (as defined in the Sprint-SoftBank Merger Agreement) shall have occurred or (ii) if Sprint shall have terminated the Sprint-SoftBank Merger Agreement pursuant to Section 8.1(j) of the Sprint-SoftBank Merger Agreement in order to enter into a Replacement Sprint Merger Agreement, the consummation of the alternative transaction contemplated thereby shall have occurred, then Sprint Holdco shall promptly deliver notice thereof to each Stockholder upon the later to occur of the events described in the foregoing clauses (a) and (b) (the “Termination Notice”). Within five (5) Business Days of receipt of such Termination Notice, each Stockholder shall deliver, pursuant to Section 3.3 of the Equityholders’ Agreement, an Interest Notice (as defined in the Equityholders’ Agreement) substantially in the form attached hereto as Exhibit A (the “Transferor Interest Notice”) to each Non-Selling Equityholder (as defined in the Equityholders’ Agreement) offering for sale (each, a “Sale” and collectively, the “Sales”) all of the Equity Securities (as defined in the Equityholders’ Agreement) owned by such Stockholder, including those Equity Securities shown on Schedule A hereto as being owned by such Stockholder. Sprint Holdco shall elect to purchase all such Equity Securities in all such Sales by delivery of a timely (but in any event delivered within five (5) Business Days of receipt of the applicable Transferor Interest Notice) Response Notice (as defined in the Equityholders’ Agreement). Each Stockholder agrees that it (i) will not deliver a Response Notice (as defined in the Equityholders’ Agreement) to any Transferor Interest Notice and (ii) hereby waives, for itself and any of its Affiliates, its rights pursuant to the Equityholders’ Agreement with respect to any Transferor Interest Notice delivered by any other Stockholder in each case in accordance with this Section 4. Each Stockholder further agrees that it will not revoke its Transferor Interest Notice. Each of Sprint Holdco and each Stockholder agrees that it will (a) consummate the applicable Sale pursuant to the Response Notice delivered by Sprint Holdco or any of its Affiliates and the Transferor Interest Notice delivered by such Stockholder in accordance with the terms of the Equityholders’ Agreement and (b) provide any other consents, approvals or other documents reasonably necessary to consummate such Sale. Notwithstanding anything to the contrary set forth in Section 3.3 of the Equityholders’ Agreement, (x) Intel A (as defined in the Equityholders’ Agreement) agrees that any Transferor Interest Notice required to be delivered by it pursuant to this Section 4 shall include an offer to sell the Existing Intel Shares (as defined in the Equityholders’ Agreement) in accordance with the terms hereof and (y) each of Sprint Holdco and each of the Stockholders agrees that such proposed sale of the Existing Intel Shares in accordance with this Section 4 shall not constitute an Excluded Transfer (as defined in the Equityholders’ Agreement) for purposes of Section 3.3 of the Equityholders’ Agreement and Sprint Holdco shall elect to purchase all such Existing Intel Shares in such Sales. Each Stockholder that is a party to the Strategic Investor Agreement, for itself and its Affiliates, hereby waives any rights it or any of its Affiliates has or may have pursuant to or under the Strategic Investor Agreement in connection with the transactions contemplated by this Section 4.

5. No Transfers; Stock Dividends and Distributions; Additional Shares.

(a) No Transfers. Each Stockholder (severally and not jointly) hereby covenants and agrees, severally as to such Stockholder and not jointly, that, except (i) as expressly contemplated hereby or by the Merger Agreement or as required by a court of competent jurisdiction or by any applicable Law, (ii) any Transfer (as defined below) of shares of capital stock of, or any other securities, rights, warrants, options or obligations to acquire or exchangeable for or convertible into shares of capital stock of, any Parent (as defined in the Equityholders’ Agreement) of any Stockholder or (iii) any Transfer (as defined below) of Company Shares by a Stockholder to a wholly-owned subsidiary of any Parent (as defined in the Equityholders’ Agreement) of such Stockholder (a “Transferee Subsidiary”) that agrees to be bound by the terms of, and signs a joinder to, this Agreement as a “Stockholder”, during the time period from the date hereof through the expiration of the Term, such Stockholder shall not (directly or indirectly), sell, transfer, pledge, encumber, assign, distribute, hypothecate, tender or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law (collectively, a “Transfer”), or enforce the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person, or enter into any contract, option or other arrangement or understanding with respect to the voting of or any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Company Shares beneficially owned by such Stockholder, any Company Shares acquired by such Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into shares of Company Common Stock, any other capital stock of the Company or any interest in any of the foregoing.

(b) Stock Dividends and Distributions. In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or other distribution of stock, split-up, recapitalization, reverse stock split, reclassification, reincorporation, combination, exchange of shares or the like, the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Company Shares may be changed or exchanged or that are received in any such transaction.

(c) Additional Shares. Until the expiration of the Term, each Stockholder shall notify Sprint Holdco promptly (and in any event within two Business Days) in writing of the number of any additional Company Shares acquired by such Stockholder, if any, after the date hereof.

6. Waivers; Consents.

(a) Waivers. Except as otherwise specifically contemplated by this Agreement, the Merger Agreement and the Note Purchase Agreement, Sprint Holdco, for itself and any of its Affiliates, hereby waives any rights it or any of its Affiliates has or may have pursuant to Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.7 and Section 3.8 of the Equityholders’ Agreement and Section 7.10 and Article VIII of the Amended and Restated Operating Agreement of Clearwire Communications (as in effect as of the date hereof, the “Clearwire LLC Agreement”), in each case in connection with the transactions contemplated by the Voting and Support Agreement, the Merger Agreement, the Note Purchase Agreement, and this Agreement. Sprint Holdco, for itself and any of its Affiliates, acknowledges that the transactions contemplated by the Merger Agreement constitute a Qualifying Purchase (as defined in the Equityholders’ Agreement).

(b) Consents. Sprint Holdco, for itself and its Affiliates, hereby approves, adopts and authorizes the following actions to be taken by the Company or Clearwire Communications, as applicable: (i) the matters to be voted upon in the Note Issuance Required Vote; (ii) the issuance of shares of Class B Common Stock and Class B Common Units (as defined in the Equityholders’ Agreement) (or securities convertible into such shares or units) as contemplated by the Note Purchase Agreement; and (iii) the transactions contemplated by the Merger Agreement and Note Purchase Agreement to the extent such transactions require approval under Section 2.7(a) of the Equityholders’ Agreement.

7. Miscellaneous.

(a) Termination. This Agreement shall terminate, with respect to each Stockholder and with respect to the obligations of Sprint Holdco and Sprint to such Stockholder, upon the earliest to occur of:

(i) the Effective Time under the Merger Agreement;

(ii) the consummation of the Sale pursuant to this Agreement applicable to such Stockholder;

(iii) the termination of the Merger Agreement for any reason other than pursuant to Section 6.1(b)(iii) of the Merger Agreement;

(iv) (A) the termination of the Sprint-SoftBank Merger Agreement for any reason other than the termination by Sprint of such agreement pursuant to Section 8.1(j) thereof in order to enter into a Replacement Sprint Merger Agreement or (B) if Sprint shall have entered into a Replacement Sprint Merger Agreement, the termination of such agreement;

(v) the written agreement of each of the Stockholders and Sprint Holdco; and

(vi) the termination of the Voting and Support Agreement by such Stockholder as to itself pursuant to clause (z) of the proviso to Section 8(a) of the Voting and Support Agreement;

provided that each Stockholder shall have the right to terminate this Agreement as to itself (and with respect to the obligations of Sprint Holdco and Sprint to such Stockholder pursuant to this Agreement) by written notice to Sprint Holdco (x) if the terms of the Merger Agreement are amended or modified to reduce the amount of the Merger Consideration or change the form of the Merger Consideration or (y) if Sprint shall have terminated the Sprint-SoftBank Merger Agreement pursuant to Section 8.1(j) of the Sprint-SoftBank Merger Agreement in order to enter into a Replacement Sprint Merger Agreement. With respect to each Stockholder, the period from the date of this Agreement up to and through the termination of this Agreement in accordance with the foregoing is referred to herein as the “Term” (it being understood, for the avoidance of doubt, that the term “Term” shall be determined on a Stockholder-by-Stockholder basis). Notwithstanding the foregoing, however, Sections 7(c) through 7(r) shall not terminate and shall remain in full force and effect after termination of this Agreement and no termination of this Agreement shall relieve any party hereto from the consequences of any breach of this Agreement by such party prior to the termination of this Agreement.

(b) Further Assurances. From time to time, (i) at Sprint Holdco’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to such Stockholder) to consummate the transactions contemplated by this Agreement, and (ii) at any Stockholder’s request and without further consideration, Sprint Holdco shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to it) to consummate the transactions contemplated by this Agreement.

(c) No Ownership Interest. Without limiting any rights of Sprint Holdco hereunder, and except in the case of the consummation of the Sales, all rights, ownership and economic benefits of and relating to the Company Shares shall remain vested in and belong to such Stockholder, and Sprint Holdco shall have no authority to exercise any power or authority to direct any Stockholder in the voting of any of the Company Shares, except in each case as otherwise provided in the Voting and Support Agreement or in the Equityholders’ Agreement.

(d) Expenses. All costs and expenses (including legal fees) incurred in connection with the preparation and negotiation of this Agreement shall be paid by the party incurring such expenses.

(e) Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or sent by facsimile transmission (providing confirmation of such facsimile transmission) addressed as follows:

if to Sprint Holdco to:

Sprint Holdco, LLC

c/o Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention:    General Counsel

Fax: (913) 794-1432

with required copies to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention:    Michael J. Egan

Fax: (404) 572-5100

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:    Thomas H. Kennedy

                     Jeremy D. London

Fax: (212) 735-2000

if to any Stockholder, to the address set forth on such Stockholder’s signature page hereto, with a copy to (which shall not constitute notice) to such other person as noted on such signature page;

or as to any addressee to such other address as shall be furnished in writing by such addressee, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received by such addressee at 9:00 a.m. (addressee’s local time) on the next Business Day.

(f) Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Definitions used herein are applicable to the singular as well as the plural forms of such terms and pronouns shall include the corresponding masculine, feminine or neuter forms.

(g) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by means of facsimile transmission or e-mailed signature pages, and the parties adopt any signatures so received as original signatures of the parties.

(h) Entire Agreement. This Agreement, together with the Equityholders’ Agreement and the Parent Agreement (as defined below), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(j) Venue. The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement or the transactions contemplated hereby and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

(k) Service of Process. Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(l) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

(m) Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of (i) each of the Stockholders and (ii) Sprint Holdco. Each party may only waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party or parties that are the intended beneficiary or beneficiaries of such waiver.

(n) Specific Performance. Each of Sprint Holdco and Sprint acknowledges and agrees that each Stockholder would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of Sprint and Sprint Holdco agrees that each Stockholder shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which such Stockholder shall be entitled at law or in equity. Each Stockholder acknowledges and agrees that Sprint Holdco would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Stockholder agrees that Sprint Holdco shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which Sprint Holdco shall be entitled at law or in equity.

(o) Public Announcement; Disclosure. Each Stockholder shall not issue any press releases or otherwise make any public statements with respect to the transactions contemplated herein, except as permitted under the confidentiality agreement entered into by such Stockholder with the Company in connection with the transactions contemplated by the Merger Agreement. Each Stockholder hereby authorizes Sprint Holdco and Sprint to publish and disclose in any announcement or disclosure required by the SEC or the New

York Stock Exchange and in the Proxy Statement its identity and ownership of the Company Shares and the nature of its commitments, arrangements and understandings under this Agreement.

(p) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(q) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by such party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that (i) Sprint Holdco shall be permitted to transfer its rights hereunder to any affiliate of Sprint Holdco, so long as Sprint Holdco continues to be liable for its obligations under this Agreement and (ii) any Stockholder shall be permitted to transfer its rights and obligations hereunder to a Transferee Subsidiary, so long as such Transferee Subsidiary agrees to be bound by the terms of, and sign a joinder to, this Agreement as a “Stockholder” and notice thereof is given to Sprint Holdco. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

(r) Other Agreements. Each of Sprint and Sprint Holdco acknowledges and agrees that none of the execution and delivery of this Agreement, the Voting and Support Agreement or the Merger Agreement by any of the parties hereto or thereto, or the consummation of the transactions contemplated hereby or thereby, shall in any way modify, amend or affect the rights and obligations of any of the parties under (i) the 4G MVNO Agreement, dated as of November 28, 2008, among Clearwire Communications, Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., (ii) the MVNO Support Agreement, dated as of May 7, 2008, among Sprint Spectrum L.P., Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, and (iii) the Market Development Agreement, dated as of November 28, 2008, between Intel Corporation and Clearwire Communications, in each case as amended from time to time, all of which shall remain in full force and effect in accordance with the terms thereof.

(s) Guaranteed Obligations. Sprint hereby acknowledges and agrees that (i) this Agreement shall constitute a “Guaranteed Agreement”, (ii) the obligations of Sprint Holdco and its Affiliates and their respective successors and permitted assigns (the “Sprint Parties”) under this Agreement shall constitute “Guaranteed Obligations” and (iii) for such purposes, each of the Sprint Parties shall be a “Guaranteed Party”, in each case for purposes of and under the Parent Agreement dated as of November 28, 2008 made by Sprint for the benefit of the Company, the Stockholders and the other Beneficiaries (as defined therein) (the “Parent Agreement”).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

SPRINT HOLDCO, LLC

By:	/s/ Charles Wunsch
Name: Charles Wunsch Title: President

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch
Name: Charles Wunsch Title: Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Agreement Regarding Right of First Offer]

STOCKHOLDERS: INTEL CAPITAL CORPORATION

By:	/s/ Arvind Sodhani
Name: Arvind Sodhani Title: President

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A

By:	/s/ Arvind Sodhani
Name: Arvind Sodhani Title: President

INTEL CAPITAL (CAYMAN) CORPORATION

By:	/s/ Arvind Sodhani
Name: Arvind Sodhani Title: President

if to any of the Stockholders listed on this page to:

Intel Corporation

2200 Mission College Blvd., MS RN6-65

Santa Clara, California 95054-1549

Attention: President, Intel Capital

Facsimile No.: (408) 765-8871

Intel Corporation

2200 Mission College Blvd., MS RN6-59

Santa Clara, California 95054-1549

Attention: Intel Capital Portfolio Manager

Facsimile No.: (408) 653-6796

Intel Corporation

2200 Mission College Blvd., MS RN4-IS1

Santa Clara, California 95054-1549

Attention: Intel Capital Group General Counsel

Facsimile No.: (408) 653-9098

with required copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road, Palo Alto, CA 94304-1211

Fax: +1 650.849.5050

Attn: Gregory T. Davidson

[Signature Page to Agreement Regarding Right of First Offer, by and among Sprint Holdco, LLC, Sprint Nextel Corporation (solely for purposes of Section 3 and 8(s) hereof), and the Persons named on Schedule A thereto, solely in their respective individual capacities as stockholders of Clearwire Corporation, and equityholders of Clearwire Communications, LLC]

BHN SPECTRUM INVESTMENTS, LLC

By:	/s/ Leo Cloutier
Name: Leo Cloutier Title: Senior Vice President

if to the above Stockholder to:

c/o Bright House Networks, LLC

c/o Advance/Newhouse Partnership

5000 Campuswood Drive

East Syracuse, NY 13057

Attn: Leo Cloutier

Facsimile No.: (315) 438-4643

with required copies to (which shall not constitute notice):

Sabin, Bermant & Gould LLP

Four Times Square

New York, NY 10036

Attn: Arthur J. Steinhauer, Esq.

Facsimile No.: (212) 381-7218

[Signature Page to Agreement Regarding Right of First Offer, by and among Sprint Holdco, Sprint Nextel, Intel Capital Corporation and the other Persons named on Schedule A thereto, solely in their respective individual capacities as stockholders of Clearwire Corporation, and equityholders of Clearwire Communications, LLC]

COMCAST WIRELESS INVESTMENT, LLC

By:	/s/ Robert S. Pick
Name: Robert S. Pick Title: Senior Vice President

if to the Stockholder above to:

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103

Attention: Chief Financial Officer

Facsimile No.: (215) 286-1240

with required copies to (which shall not constitute notice):

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103

Attention: General Counsel

Facsimile No.: (215) 286-7794

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

William J. Chudd

Facsimile No. : (212) 450-3800

[Signature Page to Agreement Regarding Right of First Offer, by and among Sprint Holdco, Sprint Nextel, Intel Capital Corporation and the other Persons named on Schedule A thereto, solely in their respective individual capacities as stockholders of Clearwire Corporation, and equityholders of Clearwire Communications, LLC]

Schedule A

Existing Company Shares

Name of Stockholder	Number of Existing Company Shares Beneficially Owned

Intel Capital Corporation	25,098,733 shares of Class A Common Stock

Intel Capital (Cayman) Corporation	3,333,333 shares of Class A Common Stock

Intel Capital Wireless Investment Corporation 2008A	65,644,812 shares of Class B Common Stock
65,644,812 Class B Units
Comcast Wireless Investment, LLC	88,504,132 shares of Class A Common Stock

BHN Spectrum Investments, LLC	8,474,440 shares of Class A Common Stock

Schedule B

Equityholders’ Agreement;

Registration Rights Agreement, dated November 28, 2008, among Clearwire Corporation, Sprint, Eagle River Holdings, LLC, Intel Corporation, Comcast Corporation, Google Inc., Time Warner Cable Inc. and BHN Spectrum Investments LLC;

Amended and Restated Operating Agreement of Clearwire Communications LLC, dated November 28, 2008;

Strategic Investor Agreement, dated as of November 28, 2008 (the “Strategic Investor Agreement”) among Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, BHN Spectrum Investments, LLC, Google Inc., Comcast Corporation, Time Warner Cable Inc. and Bright House Networks, LLC;

Voting and Support Agreement; and

All modifications, agreements, consents, waivers and amendments of or relating to any of the foregoing entered or delivered on or prior to the date hereof, provided that, in the case of the Strategic Investor Agreement, copies of any such modifications, agreements, consents, waivers and amendments have been given to Sprint on or prior to the date hereof.

Exhibit A

Transferor Interest Notice

To:        The Persons listed on Appendix A hereto

Re:        Interest Notice

Ladies and Gentlemen:

Reference is made to that certain Equityholders’ Agreement, dated as of November 28, 2008, by and among Clearwire Corporation, [Stockholder] (the “Transferor”), and the other equityholders parties thereto, as amended (the “Equityholders’ Agreement”). Capitalized terms not defined herein have the meanings set forth in the Equityholders’ Agreement.

Pursuant to Section 3.3 of the Equityholders’ Agreement, Transferor hereby notifies you of its desire to Transfer [            ] shares of Class A Common Stock of the Company (the “Class A Shares”) [and [            ] shares of Class B Common Stock of the Company and the corresponding Units in the LLC (the “Class B Interests” and, together with the Class A Shares, the “Interests”)], which the Transferor represents constitutes all of the Transferor’s Equity Securities, at a cash per Class A Share [and per Class B Interest] sale price equal to the Merger Consideration (as such term is defined in the Agreement and Plan of Merger, dated as of December 17, 2012, among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation, as amended through the date of such agreement’s termination).

Very truly yours, [STOCKHOLDER]

By:
Name: Title: